UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
____________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 14, 2015
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MCG Capital Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 19th Street North, 10th Floor, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)
(703) 247-7500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.    Submission of Matters to a Vote of Security Holders.
On August 14, 2015, MCG Capital Corporation (“MCG”) held a special meeting of stockholders (the “Special Meeting”) in order to consider certain proposals related to the Agreement and Plan of Merger, dated as of April 28, 2015, by and among MCG, PennantPark Floating Rate Capital Ltd., PFLT Panama, LLC and PFLT Funding II, LLC and, for limited purposes, PennantPark Investment Advisers, LLC (the “Merger Agreement”).
At the close of business on July 13, 2015, the record date for the determination of stockholders entitled to vote at the Special Meeting, there were 37,073,602 shares of MCG common stock, par value $0.01 per share (“Common Stock”), outstanding and entitled to vote on the proposals presented at the Special Meeting. At the Special Meeting, a total of 24,758,926 shares of Common Stock, representing approximately 66.8% of the outstanding shares entitled to vote, were represented in person or by proxy, constituting a quorum.
The results of the voting on each proposal presented at the Special Meeting, each of which was approved by the requisite vote of MCG’s stockholders, are set forth below.
1.     The proposal to approve the merger of PFLT Panama, LLC with and into MCG, followed immediately and as a single integrated transaction by the merger of MCG with and into PFLT Funding II, LLC, and to approve the Merger Agreement.

For	Against	Abstain	Broker Non-Votes
23,209,276	1,243,787	305,861	0

2.     The proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes at the time of the Special Meeting to approve the foregoing proposal.

For	Against	Abstain	Broker Non-Votes
22,884,067	1,341,993	532,866	0

Item 8.01. Other Events.
On August 14, 2015, MCG and PennantPark Floating Rate Capital Ltd. issued a joint press release announcing the results of their respective stockholder meetings to approve matters related to the Merger Agreement. The text of the press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits
(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated August 14, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date:	August 14, 2015	By:	/s/ Beverly Jane Alley
Beverly Jane Alley
Chief Financial Officer